Exhibit 99.1

China Jo-Jo Drugstores Appoints Friedman LLP as New Independent Auditor

HANGZHOU, China--(BUSINESS WIRE)--April 25, 2011--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (“China Jo-Jo Drugstores” or the “Company”), which operates retail pharmacies in the People’s Republic of China, today announced that its Audit Committee and Board of Directors has selected Friedman LLP as its new independent public accounting firm, effective with the Company’s 2011 annual audit for the fiscal year ended March 31, 2011. The appointment of Friedman LLP replaces Frazer Frost, LLP, effective immediately.

Dr. Lei Liu, CEO of China Jo-Jo Drugstores, stated, “We thank Frazer Frost, LLP for their service to China Jo-Jo Drugstores. As we continue to pursue our growth and expansion plans, we look forward to working with Friedman, LLP to meet our increasing financial and accounting needs. We believe the firm will bring a keen understanding of China-based SEC practice that will add significant value to the Company and its shareholders.”

Friedman LLP (www.friedmanllp.com) has been serving the accounting, tax and business consulting needs of public and private companies since 1924. Practice areas include Asian-American, fashion, financial services, not-for-profit, real estate, health care, telecommunications, technology and automotive. In March 2011, the firm opened a Beijing office, expanding its ability to offer specialized audit and tax services to its fast growing China-based SEC practice. Friedman LLP was recently ranked number three among auditors serving China-based SEC registrant companies, according to an analysis by Audit Analytics. They are the largest independent member firm of DFK International, an association of accounting firms around the world.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. operates a retail pharmacy chain in China offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. The Company operates through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com